Exhibit 99.1

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Libbey Inc. 300 Madison Ave P.O. Box 10060 Toledo, OH 43699
NEWS RELEASE
AT THE COMPANY:
Kenneth A. Boerger
VP/Treasurer
(419) 325-2279
FOR IMMEDIATE RELEASE
MONDAY, JUNE 27, 2011
STEPHANIE A. STREETER NAMED CEO OF LIBBEY INC.
Long Time Board Member William A. Foley Named Chairman of the Board
TOLEDO, OHIO, June 27, 2011 — The Board of Directors of Libbey Inc. (NYSE Amex: LBY) today announced that Stephanie A. Streeter has been appointed Chief Executive Officer (CEO) and will be elected to the Libbey Board of Directors effective August 1, 2011. An accomplished public company CEO and corporate director, Streeter brings to Libbey a diverse background. She has led consumer-facing, industrial manufacturing and service businesses and she has a solid history of building world-class leadership teams that drive business success and innovation.
Appointed by the United States Olympic Committee Board of Directors, on which she served from 2004 until 2009, Ms. Streeter served as interim Chief Executive Officer of the United States Olympic Committee from March 2009 to March 2010. Prior to that Ms. Streeter was Chairman, President and CEO of Banta Corporation, a $1.6 billion global market leader in printing and supply-chain management and a public company listed on the NYSE. She served as CEO of Banta from 2002 to 2007, when RR Donnelly & Sons Company acquired Banta. Streeter currently serves on the Boards of Directors of the Goodyear Tire and Rubber Company (NYSE:GT), Kohl’s Corporation (NYSE:KSS), the Green Bay Packers (NFL), and Catalyst (a premier non-profit working to expand opportunities for women in business).
William A. Foley, who has been a director of Libbey since 1994, has been named Chairman of the Board. Mr. Foley currently serves as Chairman and CEO of Blonder Home Accents. Mr. Foley is the chair of the Nominating and Governance Committee and a member of the Compensation Committee of the Libbey board of directors. Commenting on the appointment of Ms. Streeter as Libbey’s new CEO, Mr. Foley said, “Stephanie is an experienced public company CEO with a proven track record running a complex and capital intensive business.”
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Current Chairman and Chief Executive Officer John F. Meier announced in February 2011 his intention to retire this year. “As my forty one year career with Libbey draws to a conclusion, I look forward to beginning a new journey and I am confident that Stephanie will continue to build on Libbey’s many successes.”
Ms. Streeter said, “I look forward to working with John to achieve a seamless transition and I am excited to have the opportunity to drive the improving performance and cultural transition of the Company. Profitably delivering quality and innovative products to our customers, continuing to reduce leverage and building shareholder value will be key priorities in the coming year.”
Libbey Inc.:
•	is the largest manufacturer of glass tableware in the western hemisphere and one of the largest glass tableware manufacturers in the world;

•	is expanding its international presence with facilities in China, Mexico, the Netherlands and Portugal;

•	is the leading manufacturer of tabletop products for the U.S. foodservice industry; and

•	supplies products to foodservice, retail, industrial and business-to-business customers in over 100 countries.
Based in Toledo, Ohio, since 1888, Libbey operates glass tableware manufacturing plants in the United States in Louisiana and Ohio, as well as in Mexico, China, Portugal and the Netherlands. Its Crisa subsidiary, located in Monterrey, Mexico, is the leading producer of glass tableware in Mexico and Latin America. Its Royal Leerdam subsidiary, located in Leerdam, Netherlands, is among the world leaders in producing and selling glass stemware to retail, foodservice and industrial clients. Its Crisal subsidiary, located in Portugal, provides an expanded presence in Europe. Its Syracuse China subsidiary designs and distributes an extensive line of high-quality ceramic dinnerware, principally for foodservice establishments in the United States. Its World Tableware subsidiary imports and sells a full-line of metal flatware and holloware and an assortment of ceramic dinnerware and other tabletop items principally for foodservice establishments in the United States. In 2010, Libbey Inc.’s net sales totaled $799.8 million.